Exhibit Sub-Item 77Q1(e)
Name of Registrant: Hartford Series Fund, Inc.
File No. 811-08629

Exhibit Sub-Item 77Q1(e):  Copies of any new or amended Registrant investment advisory contracts

          AMENDMENT NUMBER 1 TO
      INVESTMENT SERVICES AGREEMENT

      Pursuant to the Investment Services Agreement between HL Investment Advisors, LLC and Hartford Investment Management Company dated August 28, 2002, (the “Agreement”), the following fund is hereby included in the Agreement as a Portfolio.  All provisions in the Agreement shall apply to the management of the new fund.

* Hartford Small Company HLS Fund

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 12th day of June, 2006.

HL INVESTMENT ADVISORS, LLC

By: /s/John C. Walters
            John C. Walters
            Executive Vice President

HARTFORD INVESTMENT MANAGEMENT COMPANY

By:  /s/David M. Znamierowski
 David M. Znamierowski
 President